SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 30, 2003

                                   ----------


                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)




            Delaware                       1-7416                38-1686453
 (State or other jurisdiction of   (Commission file number)    (I.R.S. employer
  incorporation or organization)                             identification no.)





           63 Lincoln Highway
           Malvern, Pennsylvania                                  19355-2120
  (Address of principal executive offices)                        (Zip code)


       Registrant's telephone number, including area code: (610) 644-1300






        (Former name or former address, if changed since last report.)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits

Exhibit No.       Description
-----------       -----------

99.1 Transcript of Vishay Intertechnology, Inc. conference call held on April 30, 2003, reporting and discussing first quarter 2003 results.

Item 9.  Regulation FD Disclosure.

      On April 30, 2003, Vishay Intertechnology, Inc. (the "Company") held a conference call, a transcript of which is attached hereto as Exhibit 99.1 and incorporated into this Item 9 by reference, reporting and discussing the financial results of the Company for the quarter ended March 31, 2003.

      The information provided under this Item 9 and the accompanying exhibit are being furnished under Item 12 of Form 8-K, "Results of Operations and Financial Condition," but are being furnished under Item 9 of Form 8-K in place of Item 12 in accordance with interim guidance provided by the Securities and Exchange Commission in Release No. 33-8216 issued March 27, 2003.

                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, Vishay Intertechnology, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2003

                                    VISHAY INTERTECHNOLOGY, INC.



                                    By: /s/ Avi D. Eden
                                       ---------------------------
                                          Avi D. Eden
                                          Executive Vice President

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

99.1 Transcript of Vishay Intertechnology, Inc. conference call held on April 30, 2003, reporting and discussing first quarter 2003 results.

                             VISHAY INTERTECHNOLOGY

                                 April 30, 2003
                                 10:00 a.m. CDT

(Accented speakers made transcription difficult.)

Moderator         Welcome to the Q1 2003 earnings results conference call. As a reminder, this conference is being recorded. I would now like to turn this conference over to your host, Chief Financial
                  Officer, Mr. Richard Grubb. Please go ahead, sir.

R. Grubb Good morning. Thank you for attending our first quarter of 2003 financial conference call. With me today is Dr. Felix Zandman, Chairman and CEO of Vishay; Avi Eden, Vice Chairman; Dr. Paul, President and COO; and Bill Clancy, our Corporate Controller. Bill, would you please comment on the forward-looking information?

B. Clancy         You should be aware that in today's conference call, we
                  will be making certain forward looking statements that discuss future events and performance. These statements are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. For a discussion of factors that could cause results to differ, please see today's press release on Vishay's Form 10-K and Form 10-Q filings with the SEC.

R. Grubb Thank you, Bill. I will give a brief overview of the quarterly results, and Dr. Zandman and Dr. Paul will go into more detail. Today Vishay reported improved results for the first quarter of 2003. Revenues for the quarter were $532 million, compared to $434 million for last year's first quarter, a 23% increase. The majority of this increase is due to the acquisition of BC Components in December of 2002. BC Components revenues for the quarter were $69 million.

                  The impact of foreign exchange for the quarter was a $22 million increase in revenues and a little or no impact on net earnings. Net earnings for the quarter were $6.8 million or $0.04 per share, compared to $0.02 for last year's first quarter, a 100% increase. It should also be pointed out that this quarter included a restructuring charge and a write-down of the Palladium inventories to market value that had a negative pretax effect of $2.3 million on net earnings.

                  Revenue for our passive business, including BC, was $275 million or 52% of total revenue. Gross margins for our passive business were 20% for the quarter, compared to 10% for last year's first quarter, a 100% increase in gross margins.

                  Revenues for our active business were $257 million, or 48% of total revenue. Gross margins for our active business were 25.3% for the quarter, compared to 26.9% for last year's first quarter. This slight decrease was due to a change in product mix. Dr. Zandman and Dr. Paul will discuss more details on the operations, as I said before.

                  Selling, general and administrative expenses were increased as a percentage of sales from 17.2% for last year's first quarter to 18.2% for this quarter. As we institute our cost savings at acquired businesses in the 2002-year, we expect this percentage to come down. Also, this quarter includes expenses of $1 million associated with compliance of provisions of the Sarbanes-Oxley Act.

                  Interest expense for the quarter was approximately $3 million higher due to various acquisitions we made in 2002. The effective tax rate for this year is expected to be 30%. This represents an increase over prior years and is primarily caused by a limitation on the tax affecting of current losses.

                  Some other items and information: Cash at March 2003 was $324 million. Long-term debt at March 2003 was $689 million, a decrease of $17 million since December of 2002. Backlog at March 2003 was $438 million. Cash generated from operations was approximately $27 million.

                  Capital expenditures for this quarter were $24 million, while depreciation and amortization were in excess of $47 million. Total headcount for the total company at March 2003 was approximately 25,000 employees. I now would like to turn it over to Dr. Paul, who has a lot more details, and at the end when Dr. Zandman speaks, we will have a Q & A until we exhaust all questions. Thank you.

D. Paul Thank you, Dick. Let me comment more on the operations. I would like to start out with the economic environment. Everybody knows that the world economy continues to be depressed. There continues to be a lack of confidence in general.

                  In the first quarter, there was some worldwide instability on the political side, and the Asian disease really started to impact the business in Asia. The market conditions in electronics, therefore, continue to be difficult as well. There's a fight for market share. And again, the same thing as last quarter, there's a heavy price pressure at the commodity products.

                  On the other hand, we saw an unexpected recovery since middle February, and this recovery was broad in terms of products, broad in terms of market segments, but also broad in terms of hemispheres. We especially got short-term orders from contract equipment manufacturers and from automotive. Astonishingly, these orders were stronger in passives. While it's too early to judge whether this is adjusted inventory replenishment or really an upturn, of course, many unknowns make any predictions for this calendar year difficult.

                  If we talk about the business development at Vishay, the acquisitions as Dick was pointing out, mainly BC, but also the exchange rate, boosted our sales in the quarter. We achieved $532 million in the quarter vis-a-vis $459 million in the prior quarter, and $434 million in the prior year. If you eliminated the impact of the acquisitions and of the exchange rates, you practically reduce sales to the levels of the prior quarter and the prior year, respectively.

                  The orders improved the book to bill in the quarter. Book to bill ratio in the quarter was at 1.05, whereby the actives were at 1.03, and the passives were better than the actives at
                  1.07. This number includes BC Components. Anyway, the number was much better than the prior quarter, where book to bill was just at 0.93.

                  The backlog, again, as Dick indicated it, increased to $438 million or 2.5 months, which I think is a reasonable level. The average selling prices accelerated in the quarter somewhat, mainly Power MOSFETS. We saw a 6% decline versus the prior year and 2% vis-a-vis the prior quarter.

                  Talking about the results and reconciling it, first of all, vis-a-vis the prior quarter, we can say that based on 73 million higher sales, we improved the operating margin by $37 million. I'm happy to say that included is a positive contribution already of BC Components of $1 million.

                  I think we had a quick turnaround and from now on, this company will be accretive. The main elements of this performance were selling prices impact of negative $10 million vis-a-vis the prior quarter. On the other hand, we got more volume, which had a positive impact of $5 million. The material write-downs of the last quarter did not repeat themselves of course, so this gave us a positive impact of $25 million. Cost savings, on the other hand, improved the result by $12 million.

                  If you compare the results vis-a-vis the prior year, based on $98 million higher sales, the operating margin improved by $8 million. The main elements again are the impact of the selling prices having an impact of negative $31 million, very severe. Volume improved the result by $21 million, and cost savings helped by $18 million.

                  Some of the highlights from manufacturing: Inventory turns at Vishay continue to improve. In the first quarter, we reached
                  3.1 turns vis-a-vis 2.5 turns in the prior year. We also reduced the inventory, actually, by $35 million net of the exchange rate impact.

                  Due to the BC acquisition, Vishay's employment in high labor countries increased from 33% to 35%. That's, of course, not what we want. We are working now on BC Components according to our acquisition plan. Our target remains at only 25% in high labor countries.

                  We have started to synergize Vishay and BC Components. I'm going to explain that a little more in detail in the end. We reduced manufacturing fixed and SG&A personnel by 135 people in the quarter, and of course, there's more to come. Capital spending was $24 million vis-a-vis depreciation of $47 million. The capacity utilization mainly in commodity capacitors and in thick film resistor chips was low.

                  On-time delivery performance continued to be okay; better than 92%. We also have closed manufacturing in Backnang, Germany, and we have started to prepare moves of tantalum and film capacitors and our fixer resistor chips to China.

                  Maybe I will run you through the most important product lines. I would like to start out with resistors and inductors. The process of recovery, which I reported about since one or two quarters already, it continues, this process for Vishay, as well as for BC Components. We saw in the first quarter, a book to bill ratio of 1.10. Sales in the quarter were $120 million in total, out of which $32 million came from BC Components. Altogether this is up by approximately 10% versus the prior year.

                  The gross margin of resistors runs at the quite satisfactory level of 25% of sales. Let me remark that BCC, especially, this is the name of their resistor manufacturer, is substantially profitable, but also the Vishay lines are up concerning gross margin by 75% versus the prior year. The backlog of resistors and inductors has improved to a quite reasonable level 2.6 months. The ASP decline has slowed down to 3% versus the prior year, and due to the acquisition of BC Components, we expect a further stabilization in the future, especially on the resistor product lines where we're practically now in a monopoly situation. The inventory turns at resistors are at an acceptable level of 3.5. Quite substantial cost reduction projects have been started, namely the move of resistor chips to China, the move of MELFs to Israel, the move of leaded resistors from BC Components Germany to the Czech Republic, and also the move of transducers from France to the Czech Republic.

                  Talking about capacitors, you know, capacitors were really the problematic area of Vishay in the last year. We can see that this business started to recover slowly from an admittedly historically depressed level. Book to bill in the quarter was 1.06, especially tantalum capacitors experienced some revitalization.

                  Sales in the quarter were $124 million in total, and $37 million out of that came from BC Components. Business, on the other hand, is still down versus the prior year by 8%, but the backlog has increased now to three months. The ASP decline has slowed down; it was really terrible a year ago. We saw 9% vis-a-vis a year ago in the prior year. The gross margin has recovered for Vishay capacitors now to 7% of sales. If you include BC Components, the gross margin for the entire line runs at the level of 10% of sales. The BCC capacitors do relatively better than the Vishay capacitors.

                  The inventory turns of two in this field have to be improved. We are working on that. There's a low capacity utilization for commodity and film capacitors, as well as for MLCCs. Just to describe this new capacitor group, after the acquisition of
                  BCC: tantalum caps are 35% of sales; MLCC for 15%; film caps for 15%; ceramic single layer caps also for 15%; aluminum capacitors for 15%; and power capacitors for 5% of sales of this division.

                  Quite major restructuring programs have been started; the move of Tantalum molded capacitors to China; the move for film capacitors to China; the concentration of Tantalum wet capacitors in North America in one facility; the streamlining of aluminum capacitors from BCC in Holland; the move of power capacitors to the Czech Republic; closing of MLCCs in Germany I mentioned that; and the streamlining of multi-layer ceramic capacitors in North America. So altogether, I think we are on the way to also improve this product line, which caused problems for now at least a year. Talking about measurements group, measurements group is a profitable business in Vishay, a very profitable business, which is built on specialties, and it also helps to stabilize Vishay's performance. Because of the fact that it's different concerning markets and customers, there's different business cycles and in principle is less volatile.

                  The historical core business is strain gauges, and this comprises approximately 35% of the total business. The transducers and load cell instruments, many of these activities have been acquired last year, comprise 65% of the business.

                  Sales runs at the stable level of $31 million per quarter, it's substantially profitable, as I said. Gross margin is at 37% of sales. As you know, there were numerous acquisitions in the year 2002. They are in the process of being merged into the group, by exploiting synergies of costs; also cost reduction programs are production moves are part of our program.

                  Let me switch over to semiconductors, and let me start with Siliconix. Siliconix has seen a relatively low order level in the previous quarter, and this was the reason to certain reduction in sales this quarter. We had $99 million sales first quarter, vis-a-vis $102 million in the fourth quarter of 2002 and $87 million in the prior year.

                  Book to bill continues to be weak; it was 0.94 in the quarter. Really, the orders of mobile phones and the laptops have been slow. The backlog has reduced to 1.7 months. On the other hand, we have seen an increased share of short-term demand.

                  Because margin and Siliconix runs at the respectable level of 27% of sales, it somewhat negatively impacted these days by product mix changes. The inventory turns at Siliconix are excellent. Historically we achieved 4.2 turns. Needless to say, Siliconix is the technological leader of this industry. There is strong innovation to be seen in this division.

                  Talking about the other semiconductors, which contains General Semi, Telefunken and Infineon Opts products, sales were relatively stable, $158 million in the quarter, vis-a-vis $159 in the prior quarter and $163 in the prior year.

                  There was some upturn in the quarter, mainly at General Semi, book to bill of the entire division of the entire business. It was at 1.09 after only 0.87 in the fourth quarter. The business with Infrared has slowed down.

                  Again, it's the weakness of mobile phones that determines that. The backlog has increased to 2.5 months. The price pressure is somewhat increasing. We see -7% versus the prior year, and -3% versus the prior quarter.

                  Gross margin is fine, I think. It runs at a quite satisfactory level of 24% of sales. Inventory turns are as well quite excellent, 4.5 turns. I think we can say that General Semi has integrated very successfully. I'm proud of the competent and ambitious management team, and there's more cost reduction to come. I'm quite optimistic, especially for this business.

                  Now maybe I'll talk a little bit in more detail about BC Components, the acquisition, also the restructuring efforts, which are behind us, and which are still to come. In the quarter, I think it was pointed out that BC Components achieved sales of $69 million, which was slightly better than we expected. The gross margin was at 21% and the operating margin, which was achieved in this first quarter after the acquisition, was $1.4 million. You should notice that we took on BC Components with a negative run rate of annualized $25 million operating margin.

                  Resistors did exceptionally well. Book to bill in the quarter was 1.0; backlog is at 2.1 months. Excellent inventory management at BC Components, they achieved more than six inventory turns. Also, the on-time delivery performance is historically good; it's practically on the level of Vishay.

                  We also are very happy that we found quite strong divisional and sales management in BC Components. What has happened in the meantime? We have merged the sales force in the first three months already. We are in the process to close BC Component sales offices in Germany, France, U.K., Italy, and Asia. We will have done all that by mid of the year, according to our plan.

                  The headquarters in Holland have been closed, and many of the external support contracts have been terminated. The Asian administration is in the process to be merged with Vishay's activities. All this will be done by middle of the year.

                  Vishay's organization in North America is about to take over all the functions BC Components had in North America. This will be done already in May. We also have terminated all non-U.S. reps. We have reduced the commissions in the U.S., by changing to Vishay reps. We are in the process to, may I say, right-size in Holland. This has started in April.

                  We have restructuring projects announced in Belgium and in Germany. The divisional organization is quite important to manage all that. They have been merged. Altogether in the first quarter, we already achieved annualized savings of $25 million.

                  I think we can say that BC Components will turn out to be a very good acquisition for Vishay. I believe this will strengthen our company. Thank you very much. I'll turn it over to Dr. Zandman.

Dr. Zandman       Thank you, Gerald.  Thank you, Dick.  I would like to
                  summarize a little bit of what you have heard. The quarter is much better. We have a completely different tone of business now. A few good points: The passive components, which were worrisome before have doubled the gross profits. Operational profits of the company have doubled.
                  Earnings per share have doubled. Bookings are up. We are gaining market shares, and backlog is up.

                  February, March, and April are three months in a row, where we see a sustained upward trend in bookings, and this is across the board; it's not one product. It's essentially almost all the products. Across the industry and across geography, we have this in Europe, the United States, and Asia. This bodes well for the future, I believe. I believe that because it's the first time since a couple of years now that we see that happening three months in a row. Let's hope for the future.

                  I would now like to say a few words about our strategy. I believe that the strategy was okay and is okay, and it bears out during these difficult times. Because of our broad line, we are much better penetrating customers. We are gaining market share. We are not functioning as bad as others when I look at Vishay, at the same I look at our competition, and we are much better. We are making money. Some of them, especially in the passive components, are losing money, which means it's in our policy or in our strategy of having a very broad line and strongly represented in China, in the Far East, in Europe and the United States across the board is bearing fruit.

                  The actives are also doing fine, but I was worried about the passives to some extent. I think we are out of the doldrums there. This reaffirms our strategy is okay, even in difficult times or maybe especially in difficult times by comparing us to other companies. We shall continue to do the same.

                  I would like to mention here a few important things in the strategic issue of customers. To really be number one, number two, or number three is our policy for every single product line. If you are not number three, if you are number five or 10, you really don't exist. In fact, most of Vishay products worldwide, like wire wound, coated and wet, rectifiers, diodes, low voltage, IRDC, have all number one positions worldwide, and there are many more products, which have number one positions in Europe and the United States. If you continue with this policy, which we intend to do; we, in fact, would emerge as the preferred supplier across the board everywhere. In fact, in many product lines, we are there already.

                  BCC has been helping us quite substantially, because we had some holes in our passive lines, especially aluminum capacitors. We were non-existent. Now we are a force, especially in Europe and the United States, and Asia. Capacitors, if you were a number seven, eight, nine, or something likes that, now we are number three worldwide and probably number two or number one in Europe.

                  Non-linear resistors we were very, very small; now we are quite a force to contend with. So BCC not only gave us market share in existing lines, but also rounded off some other lines and gave us a much stronger position across the board in passive components. What is to underline is what Gerald said already. It makes me very happy, though I didn't expect this to happen so fast. Dr. Paul managed to turn around $25 million savings in the first quarter. In fact, last month we have been already accretive.

                  From a loss point of view of $25 million rate towards the end of the year, we turned around and we are making money now in BCC. Concerning the measurements group, it was a good company to start with; but there was a little bit of worry about acquiring five small companies and putting it together to create a transducer group together with $120 million in sales. It's doing very well. It's already accretive also. We didn't accomplish all the changes, all the moves to different places to reduce the costs. It's underway, but the transition is doing fine.

                  I may say now the first time after a couple of years, I am somewhat optimistic, because the business is better since three months ago; higher backlogs, activity across the board is better. BCC and transducers have been doing well for us, and we are on the way to fully integrate those companies. I believe that next quarter we'll look yet better than this one.

                  Thank you very much.  We'll open for questions.

Moderator         Our first comes from the line of Matt Sheerin with Thomas
                  Weisel Partners. Please go ahead.

M. Sheerin        Good morning, just a question concerning how the quarter
                  played out. In early March, your guidance for revenues was about $500 million, and you end up doing about $30 million better than that. So I'm just trying to get an understanding of sort of what happened in March.

                  Also, if you could just give us an idea of what was happening with your distributors? What percentage of sales comes through distribution? Was there distribution playing a role there in building inventories at the end of the quarter?

Dr. Paul Basically, we have seen progressive improvement in the course of March. It principally started already mid of February, which I tried to point out, but throughout March, it became better and better. We are in the position to deliver relatively short-term.

                  It's true what you say: Principally also, distribution helped, but distribution was not the dominant force in all that. Basically the better orders came from automotive, but also from contract equipment manufacturers, but also distribution contributed to the improvement. We do not believe in principle that this is an inventory increase, but of course, you cannot completely exclude that also. This is why I say it's a little early to judge.

                  One thing is for sure: There is an upturn. In talking about April, it continued in the same way.

M. Sheerin        It looks like the BC Components mix really helped your gross margin on the passive side. Does that have to do with the product mix, or because of some of the manufacturing changes that you made? If you can just give us a better an understanding there of why that helps your margins.

D. Paul Its product mixes, first of all. In resistors, what we took on is a highly profitable specialty business on MELFs resistors and on thin film resistors, also a very broad niche business on lead, and relatively old products so the leaded side, but all this is very profitable, and we have already started to include that. This helps for sure.

                  On the other side on capacitors, basically our real problems were last year, like everybody's problems, in Tantalum and MLCC capacitors in the surface mount side. Whereas BC Components, which we knew from the beginning does not have any surface mount components. They are in more traditional businesses, very strong in automotive. They historically have better margins than we could achieve on the highly competitive surface mount side. So indeed, it's product mix, if you want, but these are the real reasons.

Moderator         Our next question comes from the line of Patrick Parr with UBS
                  Warburg. Please go ahead.

P. Parr Good morning. I noticed you've been sticking to the policy of not really providing any specific guidance or outlook; but Doctor Zandman mentioned that he believes that the next quarter will look better than the March quarter. Are we to assume that means that both sales and earnings could be up on a sequential basis?

R. Grubb I think Dr. Zandman is optimistic about the next quarter, but this company is not giving any guidance for revenues or net earnings at this time.

P. Parr That's fair. Regarding the cost cutting, I guess the $25 million was a good sign in the March quarter. Any further guidance, as to what sort of restructuring and the benefits of that that we could see as we move through the year?

Dr. Paul Dick, I don't know. Principally speaking, we started a process. We completely closed the headquarters, but of course, a portion of the costs is still in the first quarter by nature. The same is true for the sales offices, the sales force. Also, in this case, we did not enjoy the full benefit of what we have done in the first quarter; so this by nature will improve the second quarter vis-a-vis the first quarter by nature.

                  On top of that, we will start to see the positive impact that we have terminated reps; this was done in March. We will see the positive impact of general streamlining in Holland, which already started in April, and this will be finalized in the course of the second quarter.

                  On the other hand, we do have some longer term projects, like moving to China, moving to Israel, and by nature, this cannot come within a few months.

P. Parr Okay, so better, we're lower cost, but not necessarily easy to quantify at this point.

Dr. Paul          No.

R. Grubb          It's based on revenues. You know how they will come in.

Dr. Paul          We know.

P. Parr A strategic question regarding the comment about being one, two, or three in all the product lines, I guess the area that I would question that on is MLCCs. Could you comment perhaps on that?

Dr. Zandman       Yes, I can comment on MLCCs as well. We are by far not number one, two and three on MLCCs, and I didn't say we were.
                  Worldwide number one is Murata. But what is really to be number one? You have to be number one with the customer, don't you? Who are our customers in MLCCs? This is the automotive business.

                  In fact, for the automotive business for MLCCs outside Japan, we are number one. That's where we stay and that's what we focus, but if you take worldwide, then we are not, and I didn't mention it for that reason. This approach is also valid. We take some niche products, and in the niche products, I want to be number one or number two at worse. It doesn't have to be across the board, but for the customers whom we serve, we've got to be number one or number two, maybe number three for the customers you serve.

P. Parr Fair enough. Then a final quick question for Dick, I guess a couple $300 million in lines are putable in June of `04, Dick. Any comment, as to how that would be handled at that time?

R. Grubb We are interviewing and meeting with various commercial banks and also our investment bankers. There have been four or five scenarios thrown around. As we get closer towards the end of this year in the third/fourth quarter, we will be making a decision and probably announcing it at that time.

                  We are very aware of the situation. We know we have an option to put stock if we need to and if the stock is at a level that we feel is appropriate, but we're focused on it, so we have no problems we're seeing on that.

Moderator         Our next question comes from the line of Ted Kundtz from
                  Needham & Company. Please go ahead.

T. Kundtz         I do have to congratulate you for this nice improvement in the margins. It's nice to see them moving in the right direction. Can you comment,

                  Gerald, a little bit more on maybe the outlooks by region? I guess we're all hearing that Asia is somewhat weak, primarily in the consumer area, which you may or may not be a big player in. I'm not quite sure how much of that is in your space there. Could you comment on what you're seeing in Asia specifically, also, while you're at it, Europe and the U.S.? Then I would also like you to comment on what your concerns are about this SARS impact on any of your production facilities in Asia.

Dr. Paul Ted, basically maybe you misunderstood. I still would say Asia in relative terms is the market, which does the best. It was more a fear what I wanted to express in the beginning that this Asia disease may have started already and we don't see yet, the business situation yet. Basically Asia for us is doing relatively the best.

                  Relatively the worst is Europe. We have to say that; it's relatively the worst. Within Europe, automotive is relatively stable and continues well. So what is really down is consumer in Europe at the moment. Here we are exposed to a degree through BC Components.

                  On the other hand, BC Components is extremely strong in automotive also. So what we have seen in total is quite a satisfactory performance. If you ask about the markets, Asia number one; America number two; Europe the worst at this point in time.

T. Kundtz         Okay. From what you're seeing in the most recent month
                  in April here, you would say those trends are continuing?

Dr. Paul I got the numbers just an hour ago basically for April. I have not broken it down into the hemispheres, but basically from a product mix standpoint, the same as in February and March happened. I suspect Asia is still the best in that sense, so I don't see a change.

T. Kundtz         Looking strong, continued strong in April.

Dr. Paul          Yes.

T. Kundtz         Gerald, they did?

Dr. Paul          Yes.

T. Kundtz         Could you comment on the SARS impact or concerns about it?

Dr. Paul We are not going to reduce in Asia, if this is the question. The opposite is true: We are moving production from the high labor countries into Asia. We are preparing for that. This is not a one, two, three thing. We have to expand facilities there, which we do currently, and our plans are unchanged.

T. Kundtz         And you're seeing no impact from anything yet I would assume.

Dr. Paul          No, especially no case of the disease.

R. Grubb Okay. The only impact we have is that we do have some prohibitions on travel back and forth in that area, and that's about the only impact I can see.

Dr. Paul          Right, that is true.

Moderator         Our next question comes from the line of Michael Morris with
                  Smith Barney Citigroup. Please go ahead.

M. Morris         Gentlemen, you've referenced the acquisitions that you
                  undertook last year, and it sounds like you've had some pleasant surprises in terms of integrating BCC. I was wondering if you could comment on the outlook for, let's say, 2003 on your integrations. For example, all else equal, could we expect SG&A dollars to come down? Also, could you discuss your IT systems that you're using to latch together the acquisitions? Is there some level of investment that we might expect in that connection?

Dr. Paul Let me maybe answer. First of all, what happened with BCC was not a surprise. This is what we work for, as a matter of fact. We expected an improvement. It came quickly, but this was according to plan. The only question was, was the plan too aggressive? But it was not obviously. It happened, and it's continuing from now on.

                  Basically on the SG&A, naturally a major portion of our restructuring, not everything, but a major portion comes from SG&A. As we continuously try to cut down, may I say old Vishay, there is the existing Vishay, and so we work for that to cut down further the SG&A percent of sales.

                  Concerning IT, you exactly hit one of the more problematic points. Of course, all these acquisitions have their own IT system, and to bring it on the Vishay sales system, for instance, takes some time; but this is cost reduction along the road. In our acquisition plan of BC Components, this was not included as a saving.

Dr. Zandman       I would like to add something to that. We are expecting
                  further savings on the BCC area in the order of magnitude of $50 million, and in the measurements group, another $12 million in synergies.

M. Morris         I'm sorry. Were you finished, sir?

Dr. Zandman       Yes.

M. Morris         As between the SG&A and your cost of goods line, would you expect the preponderance of those savings to be in SG&A or relatively even split, or how should we look at that?

Dr. Zandman       Gerald?

Dr. Paul Basically what we have started with is SG&A by nature. So from now on, naturally more than 50% of the savings have got to come from manufacturing. That's clear. But also SG&A, we just have the company, BC Components included in our three month results; so we are going to continuously work on that, but more than 50% comes from manufacturing by nature.

M. Morris         I just have one final fairly simple question. In terms of the variance between the impact of foreign currency on your top line and the bottom line, can you just help me understand why that didn't flow through?

R. Grubb Most of the operations that are in the European euro districts did not have in total, a profitable contribution to the bottom line.

M. Morris         Got it.

R. Grubb So you would increase the cost as just as increasing, just for translation purposes, that is.

Moderator         We have a question from the line of Bob Rietzes, Bear Stearns.
                  Please go ahead.

B. Rietzes        I had two questions. One, it looks like your second quarter, based on what I see in your press release, and I've been in and out of the conference call, it looks your looking for an up second quarter in terms of revenues, based on the order flow.

R. Grubb Bob, as I said, we are not doing any guidance for that second quarter though.

B. Rietzes        Okay. I've got one question, anyway. You can't get away with that.

R. Grubb          All right.

B. Rietzes        The question I have is on margins. Is there any belief that the second quarter margins will be better, worse, or the same as the first quarter in general?

R. Grubb          Again, Bob, we're not making any guidance for the quarter.
                  You can come to your own conclusions, based on the 100% increase on margins for the passives; we had strong margins on the actives. Although the mix can change, I've got to say a cop-out to some people, but as the mix changes, the margins can be affected. You can draw your own conclusion. We think things are going well.

Dr. Zandman       The only thing I said is that it's going to be better, and we believe it will be better.

B. Rietzes        That's cool. Now, the second question I have, and I talked to
                  Bob about this last night, Moody's downgraded you guys. I don't get it. Could you tell me why you have cash -?

Dr. Zandman       I don't get it, either. They are completely in the left field.
                  They didn't understand our strategy of broad lining. They didn't understand that we are doing very well with BCC. They made mistakes in the statements, which they made there.

                  For example, they said that we are going to write off goodwill and this is a cash issue, which is not true; and things like that are completely off of the wall. Our strategy works very well. As I said before, we have a broad-line. We are gaining market share.

                  Our passives, which in the report completely are downgraded to nothing, are doing very well, as a matter of fact. We have doubled the passive results, and they are doing very well, especially because of BCC, as Gerald discussed it here. So my statement about it is that I say, I don't want it to be made too strong. I say its rubbish.

A. Eden Bob, this is Avi. We're going to issue a press release this afternoon with our response to Moody's. I think we'll give you a much more complete answer.

B. Rietzes        While I've got you guys, again, your capital spending and
                  deprecation this year, did you give any guidance on that?

A. Eden No we didn't, but depreciation ran almost two to one, as far as cap ex was mentioned.

B. Rietzes        So if depreciation is 2X of cap ex and you're making money, unless you're putting some money into working capital, you guys should be generating positive cash.

A. Eden We state quite emphatically that we are running positive cash operation for the company.

B. Rietzes        Okay. So unless you make a dumb acquisition, there shouldn't be any issues.

Dr. Paul We still have some restructuring programs to finance as we go in BC Components, but nevertheless, I underline what Dick has said.

Moderator         Our next question comes from the line of Steven Fox with
                  Merrill Lynch. Please go ahead.

S. Fox A couple of questions, you mentioned that your gross margins declined a little bit in the semiconductor area, and you said that was mixed. Could you be a little bit more specific in terms of how that happened? Was it lack of sales on a high margin business, or more low margin sales?

Dr. Paul Basically it was happening in Siliconix. Siliconix gross margins came down because of product mix within Siliconix very much. They have a higher share of commodity products, and they also have higher costs because of the fact that, they have to use subcontractors to a higher degree than last year. We are correcting that. We are in the process of correcting that. This was basically the predominant reason. Of course, you also have price decline, but on the other hand, we have cost reduction; so this is the most imminent reason for the decline.

S. Fox Dr. Paul, I think you mentioned that the BC Components inventory turns were six.

Dr. Paul          Yes, at least six, yes.

S.Fox That was surprising to me, given it's a more mature line. Why is it so high relative to Vishay?

Dr. Paul          You got me, very much so.

Dr. Zandman       They're doing a very good job.

Dr. Paul You see, if you take the inventory turns of Vishay, passives are predominant; the actives are excellent; BC Components is excellent; and let's say traditional Vishay is not so good. Still, it improves all the time, but we have some history there also.

                  On the other hand, BC Components really brought it to the extreme because they were under notorious cash constraint. It's even to the point that they lost business, so this is not the example, per se.

S. Fox Okay. Then one last question, I just want to make sure I understand the charges, Dick. Can you just review them from a pretax and post-tax effect on the earnings?

R. Grubb I think I announced that the pretax was a combination of restructuring of about some $700,000, and some palladium marked to market of about 1.5, so it came out to about $2.2 million pretax. I haven't attempted to do an after tax on that, because it depends upon location and geographic statutory rates, and I haven't done that.

Dr. Zandman       There's also $1 million of the Sarbanes-Oxley Act.

R. Grubb          Right.

Dr. Zandman       Also $1 million, which was in reserve there.

Moderator         Our next question comes from the line of Steve Smigie with
                  Raymond James. Please go ahead.

S. Smigie         With regards to the Siliconix change in the mix, I was just wondering if you could talk about the trend in April maybe of whether the commodity products increasing or decreasing in April, and then possibly going forward.

Dr. Paul I don't have this detail at this point in time. I suspect there is no change in the direction. Principally, it didn't grow. This is my best guess, but I don't have precise information for April yet.

R. Grubb We were out there two weeks ago and we didn't hear any new changes either.

Dr. Zandman       Basically what we do is, we bring packaging equipment in,
                  which balances more the whole thing, which prevents us from going too much to subcontractors, which burdens the cost, as you can imagine. This is the primary mix impact, which we have.

S. Smigie         Okay. Then in terms of the pricing decline that was seen
                  there, was that more on the integrated circuit side or was that more on MOSFET side, or is a combination?

Dr. Zandman       MOSFET really, it's on the MOSFET side where we saw it, quite substantial.

Dr. Paul On the passives, the price decline really comes down, especially on the resistor side. Resistors are quite stable these days. Also, semiconductors at the moment show heavier price decline than in the passives in general.

Moderator         Our next question comes from the line of Lee Zeltser with
                  Needham & Company. Please go ahead.

L. Zeltser        A couple of questions, first, if you can comment on your
                  expectations for sequential pricing trends in the coming quarter.

Dr. Paul Basically we have no reason to believe that the principles will change. There will be price decline on the commodity side and there will be no price decline on the specialty product side. Talking a little more about the different product lines, on resistors, I see a further stabilization clearly. Also because of the BC Components acquisition, it takes out a competitor, especially in Europe. Vishay and BC Components share the business, not completely, but by far, we were the two strongest ones.

                  Secondly, in capacitors, I see on all the BC Components capacitors only very little price decline. Historically, they are in different markets; they are more traditional products. Concerning the MLCCs, in Tantalum capacitors price declined for the standard products of that. It will continue to exist, no change.

                  Concerning the semiconductors, I expect the same trend, which we have seen already in the first quarter.

L. Zeltser        If you could possibly update us on your vertical market mix kind of consolidating the BC Components acquisitions.

Dr. Paul          What do you mean by vertical?

L. Zeltser        By industry; telecom.

Dr. Paul By heart, I don't know. Basically BC Components, talking about them, is quite strong in consumer and in automotive. These are by far the two strongest elements, where Vishay is also quite strong; but they are relatively speaking stronger vis-a-vis their own portfolio. So these two segments will be strengthened further in Vishay.

Moderator         Our next question comes from the line of Sam Adondakis from
                  Prudential Securities. Please go ahead.

S. Adondakis      This is Sam. I was hoping you could comment on the decline and other income in the quarter, and if you expect that we continue at the current levels moving forward.

R. Grubb Wait a minute. I have the details of that. Bill, what are these?

B. Clancy         Basically we had more of a foreign exchange loss this quarter than we did a year ago. Due to the decline in the interest rates, we had a little bit less of interest income this quarter.

S. Adondakis      Okay. Then how about the level moving forward?

R. Grubb The interest rates are important and the foreign exchange rates are important also. It's hard to predict. Overall at Vishay we don't usually get affected terribly much by the exchange rates. We have a lot of netting that we've set ourselves up for, so it shouldn't be a material thing at Vishay. It hasn't been in the past; we don't expect it to be in the future.

                  However, we have a lot of money in the bank in savings and the rates are extremely low. We are very conservative with our deposits; so that's what makes it a little bit lower this time.

S. Adondakis      So moving forward if we were to model about the same level, would that be a relatively safe assumption?

R. Grubb          It'd be something you could do. I can't opine on it.

S. Adondakis      Then next, I was hoping that you could provide a little bit of color on the mobile phone weakness that was mentioned. Was that high end versus low-end phones, and was the weakness primarily in Asia because of it was mentioned under Siliconix?

Dr. Paul Basically we saw it across the board, and basically more on the low-end side than on the high end side. This is what we saw.

S. Adondakis      Anything particular to Asia with respect to consumer -?

Dr. Paul          No, nothing from my side, no.

S. Adondakis      The one last question: What was capacity utilization overall for Vishay?

Dr. Paul We do not measure that. Our lines are very different. I can tell you in general, that our capacity utilization in semiconductors is quite high; it's approximately 80% or something, if I should give you a number. Don't quote me by two points, plus minus. We don't measure it like that.

                  We do have quite a low capacity utilization on commodity passives still, basically on resistor chips and on Tantalum mode, as well as on MLCCs. The specialty products in resistors, especially like ... resistors, they are practically completely full on the other side, so it's a very mixed picture, and it ranges between, say, low capacity utilization of 20% to 30% in certain lines, like in molded capacitors, tantalum capacitors up to practically 100%, say 90% - 95% on the ... resistors. In between, we have the broad field of actives, which are say 80%.

Moderator         We have a question from the line of Mark Hassenberg with
                  Knottingham Capital. Please go ahead.

M. Hassenberg     Congratulations.  It was a very nice quarter, particularly given less than a robust environment for the cell phone industry. You and some other companies have come out with fairly cautious statements about the timing of the recovery. Do you base that on what you're seeing in terms of inventory or new product rollouts or delays of product rollouts that make you obviously more cautious on cell phones, than you've been in the past and in the rest of your product line?

Dr. Paul I think we were never really bullish on the mobile phones recently. In general, we are careful because of the world economy per se. Let's face it; if you are a relatively big player like Vishay, you cannot deny that you depend on the general economic situation. For me, personally speaking, this is one of the most negative things we see. Our market, per se, is not doing badly. At least our business is not doing badly. The economic environment is questionable these days, but I don't have to tell you that.

Dr. Zandman       I would like to add something to that. It is not just one
                  product line; it's across the board, and it's across the geographies, and it's across the industry. Except maybe for telephones or some things like that, we are quite surprised to see that.

Moderator         We do have time for one last question. That comes from the line of Shawn Severson with Raymond James.

S. Severson       Could you just give a little color on what the current
                  acquisition environment is like, what you're seeing today versus six months ago versus 12. Are you more enthusiastic about it, or are the prices still not real compelling from your perspective?

A. Eden Sean, it's Avi. Obviously we can't comment on the specifics of what's out there, but the flow continues. We get inquiries every day on a continuous basis. Our problem is obviously we have to be very selective and be cognoscente of our own cash position and of the LYONs coming due. Everything factors in, but that's what we do. So we haven't seen prices go up on acquisition. Let's say it that way, potential acquisition. It depends on how the environment will continue over the next three to six months before we can give you any more answers.

Moderator         And now, Mr. Grubb, I'll be turning the conference back over to you.

R. Grubb Okay. Thank you very much. Thank you for spending the time listening to us. I know you've got the apparent optimism that Doctor Zandman, Dr. Paul, and myself share for the future, the remainder of the year 2003. However, I want to emphasize that we are not giving any guidance at this time, but we do remain optimistic. We look forward to seeing you next time. Thanks very much.

Dr. Zandman       Thank you.

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